CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aim Exploration Inc.

We consent to the use of our report dated February 12, 2013 with respect to the financial statements of Aim Exploration Inc. as of and for the periods ended August 31, 2012 and 2011, and to the reference to our firm under the caption “Experts”, included in the Registration Statement on Form S-1/A, Amendment No. 6, filed by Aim Exploration Inc. dated May 29, 2013

/s/ M&K CPAS, PLLC

Houston, Texas

May 29, 2013